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                                                                    Exhibit 99.1
[THE BUCKLE, INC. LOGO]                                         THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

                                                             WEB: www.buckle.com

FOR IMMEDIATE RELEASE: May 12, 2005

CONTACT:        Karen B. Rhoads, Chief Financial Officer
                The Buckle, Inc.
                308/236-8491

                THE BUCKLE INC. REPORTS FIRST QUARTER NET PROFITS
                -------------------------------------------------

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 46.4 percent on an 11.4 percent sales increase for the first quarter ended April 30, 2005.

Net income for the first quarter of fiscal 2005 was $8.6 million, or $0.42 per share ($0.40 per share on a diluted basis), compared with $5.9 million, or $0.28 per share ($0.27 per share on a diluted basis) for the first quarter of 2004.

Net sales for the first quarter (13 weeks) ended April 30, 2005, increased 11.4 percent to $105.5 million from $94.8 million for the first quarter (13 weeks) of fiscal 2004. Comparable store net sales, for stores open at least one year, were up 6.4 percent for the 13 weeks ended April 30, 2005, compared with the 13 weeks ended May 1, 2004.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 330 retail stores in 38 states which includes the opening of one new store yesterday in Brandon, Florida. The Company operated 322 stores in 38 states at this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

  Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

                            Financial Table to Follow


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                                THE BUCKLE, INC.
                              STATEMENTS OF INCOME
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                       THIRTEEN WEEKS ENDED
                                                     ------------------------
                                                     APRIL 30,        MAY 1,
                                                       2005            2004
NET SALES                                            $105,547        $ 94,774

COST OF SALES (Including buying, distribution
  and occupancy costs)                                 68,298          64,112
                                                     --------        --------

           Gross profit                                37,249          30,662
                                                     --------        --------

OPERATING EXPENSES:
  Selling                                              20,893          18,334
  General and administrative                            4,128           3,897
                                                     --------        --------
                                                       25,021          22,231
                                                     --------        --------

INCOME FROM OPERATIONS                                 12,228           8,431

OTHER INCOME, Net                                       1,481             918
                                                     --------        --------

INCOME BEFORE INCOME TAXES                             13,709           9,349

PROVISION FOR INCOME TAXES                              5,088           3,461
                                                     --------        --------

NET INCOME                                           $  8,621        $  5,888
                                                     ========        ========


EARNINGS PER SHARE:
  Basic                                              $   0.42        $   0.28
                                                     ========        ========

  Diluted                                            $   0.40        $   0.27
                                                     ========        ========

Basic weighted average shares                          20,665          21,370
Diluted weighted average shares                        21,508          22,175


SELECTED FINANCIAL DATA
     Cash and cash equivalents                       $ 86,278        $116,903
     Inventory                                       $ 73,030        $ 72,758
     Property and equipment, net                     $ 86,759        $ 85,691
     Accounts payable                                $ 25,993        $ 19,053